REINHOLD INDUSTRIES ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS; DECLARES $0.50 QUARTERLY DIVIDEND


         SANTA FE SPRINGS, CA, Monday, November 1, 2004 Reinhold Industries, Inc. (NASDAQ: RNHDA) of Santa Fe Springs, California, today announced results for the third quarter 2004. Included in these results is a non-cash impairment charge of $4.3 million in the Bingham business unit; now being accounted for as a discontinued operation.

      Third quarter 2004 revenues from continuing operations were $13.8 million, up $1.9 million (15%) from third quarter 2003. Sales at NP Aerospace increased by $1.5 million (31%) due primarily to retrofitting of light armored vehicles for the U.K. Ministry of Defense. Sales in the CompositAir business unit increased by $0.4 million (48%) due to an unusually low level of orders from its primary customer during the third quarter of 2003. Sales in the Aerospace and Commercial business units were essentially flat.

         In the first nine months of 2004, revenues from continuing operations were $42.0 million, up $4.5 million (12%) compared to 2003. Sales at NP Aerospace increased by $5.2 million (35%) due primarily to retrofitting of light armored vehicles for the U.K. Ministry of Defense. Sales in the CompositAir business unit declined by $0.5 million (12%). Sales in the Commercial business unit declined by $0.1 million (5%). Sales in the Aerospace business unit were essentially flat.

         Net income from continuing operations for the first nine months of 2004 was $4.8 million, or $1.57 per diluted share compared to net income from continuing operations of $5.0 million, or $1.63 per diluted share in 2003. Earnings per share computations reflect a 10% stock dividend effective May 29, 2003.

         Net income for the first nine months of 2004 was $1.1 million, or $0.36 per diluted share, compared to net income of $4.6 million, or $1.49 per diluted share in 2003. Earnings per share computations reflect a 10% stock dividend effective May 29, 2003.

         "We have begun the process of actively pursuing a buyer for our Bingham business unit," said Michael T. Furry, President and CEO of Reinhold. "The impairment charge of $4.3 million recorded during the quarter reflects our best estimate of the net realizable value of this business. On a continuing operations basis, our U.K. subsidiary, NP Aerospace, is realizing a record level of profitability. However, due primarily to unfavorable product mix, higher pension and G&A costs, and other one-time costs, consolidated net income from operations is approximately 4% lower than 2003. Excluding the non-cash impairment charge, we continue to expect full year 2004 results to be strong."



         The Company also announced today that it will pay a quarterly dividend of $0.50 per share on November 24, 2004 to shareholders of record as of November 12, 2004.

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components, sheet molding compounds, and graphic arts and industrial rollers for a variety of applications in the United States and Europe.






                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)
                                   (Unaudited)



                             3rd Quarter Ended            3rd Quarter Ended
                            09/30/04        YTD           09/30/03       YTD

Sales                        $13,841    $41,988            $11,988   $37,477
Income from Continuing
  Operations                  $1,579     $4,824             $1,434    $5,042
Net Income (Loss)            ($1,754)    $1,111             $1,211    $4,615
EPS - Continuing Operations    $0.50      $1.57              $0.46     $1.63
EPS                           ($0.55)     $0.36              $0.39     $1.49